Change in Control Agreement dated January 31, 2007 between TransCommunity Financial Corporation and Bruce B. Nolte
EX-10.1

TransCommunity Financial Corporation

Change in Control Agreement

This Change in Control Agreement (this “Agreement”) dated this 31st day of January, 2007, by and between Bruce B. Nolte (“Employee”) and TransCommunity Financial Corporation (the “Company”), shall become effective January 31, 2007.

1.
Change in Control Payments

a.
Severance Pay
In the event that (i) a Change in Control, as defined herein, occurs during Employee’s employment as a full-time employee of the Company or any 100% owned subsidiary of the Company and (ii) within the period beginning on the date of closing of the Change in Control and ending one (1) year thereafter, Employee’s employment with the Company is terminated by the Company without Cause or by Employee for Good Reason, the Company will owe Employee the severance pay, benefits and vesting of stock awards described in this subsection and subsections b and c below.  If severance pay is owed to Employee, the Company shall pay Employee, within thirty (30) days after his termination of employment or such later date as may be required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), an amount equal to two times the sum of (i) the Employee's annual base salary in effect on his termination of employment, or Change in Control date, whichever is greater, plus (ii) the amount of bonus, if any, paid to Employee during the calendar year preceding the calendar year in which the Change in Control occurs.
b.
Benefits
The Company shall continue the payment of all premiums due under the long-term care insurance policy purchased for Employee until all payments under such policy are satisfied.
c.
Awards
To the extent that Employee has been granted options, stock awards or other equity compensation under the Company’s equity compensation plan, Employee’s interest in such awards shall be fully exercisable, vested and nonforfeitable as of the Change in Control date, to the extent not already exercisable or vested as of such date.
d.
Definitions
“Cause,” for purposes of this Agreement, means fraud, dishonesty, embezzlement, gross negligence or willful misconduct in respect of Employee’s obligations to the Company and this Agreement.
“Good Reason,” for purposes of this Agreement, means (i) Employee is removed as Chief Executive Officer of the Company, (ii) Employee’s job responsibilities are materially changed and restricted, (iii) Employee’s annual salary rate is decreased, or (iv) Employee’s office is based more than twenty-five (25) miles from the facility where Employee was located ninety (90) days prior to the announcement of the possible Change in Control.
“Change in Control,” for purposes of this Agreement, means the occurrence, with respect to the Company of any of an “Acquisition of Controlling Ownership” (as defined in clause (i) below), a “Business Combination” (as defined in clause (ii) below), a “Liquidation or Dissolution” (as defined in clause (iii) below).

(i)
“Acquisition of Controlling Ownership” means the acquisition (excluding any registered offerings of the Company’s stock)  by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”).  Notwithstanding the foregoing, for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control:

(A)
any acquisition directly from the Company;

(B)
any acquisition by the Company;

(C)
any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(D)
any acquisition by any corporation pursuant to a transaction which complies with paragraphs (A), (B) and (C) of clause (ii) below.

(ii)
“Business Combination” means the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”) unless all of the following occur:

(A)
all or substantially all of the individuals and entities who were the beneficial owners respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries, in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be;

(B)
no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly,  more than thirty percent (30%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and

(C)
at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board of the Company immediately prior to the closing of such Business Combination or were elected by such majority at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(iii)
“Liquidation or Dissolution” means the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.
Limitation on Change in Control Payments

Anything in Section 1 above to the contrary notwithstanding, if, with respect to Employee, the payments that Employee has a right to receive under this Agreement plus any other payments from the Company including but not limited to the acceleration of the exercisability and/or vesting of any awards of Common Stock options to purchase Common Stock, together with any other payments which such Participant has the right to receive from the Company or any other affiliated entity, would constitute an “excess parachute payment” (as defined in Section 280G of the Code), then the payments under this Agreement shall be reduced to (but not below zero) to the largest amount that will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.  The determination of any reduction pursuant to this Section must be made by the Company in good faith, before any payments are due and payable to Employee.

3.
Nonqualified Deferred Compensation Omnibus Provision

It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be paid and provided in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance.  In connection with effecting such compliance with Section 409A of the Code, the following shall apply:

(i)
Notwithstanding any other provision of this Agreement, the Company is authorized to amend this Agreement, to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transition or grandfather rules thereunder).

(ii)
Neither the Employee nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code (including any transition or grandfather rules thereunder).  Notwithstanding the foregoing:

(A)
Payment may be delayed for a reasonable period in the event the payment is not administratively practical due to events beyond the recipient’s control such as where the recipient is not competent to receive the payment, there is a dispute as to amount due or the proper recipient of such payment, additional time is needed to calculate the amount payable, or the payment would jeopardize the solvency of the Company.

(B)
Payments shall be delayed in the following circumstances:  (1) where the Company reasonably anticipates that the payment will violate the terms of a loan agreement to which the Company is a party and that the violation would cause material harm to the Company; or (2) where the Company reasonably anticipates that the payment will violate Federal securities laws or other applicable laws; provided that any payment delayed by operation of this clause (B) will be made at the earliest date at which the Company reasonably anticipates that the payment will not be limited or cause the violations described.

(iii)
If the Employee is a specified employee of a publicly traded corporation as required by Section 409A(a)(2)(B)(i) of the Code, and any payment or provision of any benefit hereunder is subject to Section 409A any payment or provision of benefits in connection with a separation from service payment event (as determined for purposes of Section 409A of the Code), as opposed to another payment event permitted under Section 409A, shall not be made until six months after the Employee’s separation from service (the “409A Deferral Period”).  In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.  In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at the Employee’s expense, with the Employee having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

4.
Legal Fees and Expenses

The Company must pay all legal fees and expenses, if any, incurred by Employee in obtaining, enforcing, or defending any right or benefit provided by this Agreement, whether successful or not.  Payments under this Section are not severance and are not subject to reduction under any other section of this Agreement.

5.
No Obligation to Mitigate Damages; No Effect on Other Contractual Rights

Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of payment provided for under this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer after his termination date, or otherwise.  The amounts payable to Employee under Section 1 hereof shall not be treated as damages but as severance compensation to which the Employee is entitled by reason of termination of Employee’s employment in the circumstances contemplated by this Agreement.

6.
Employment Generally

Upon the effective date of this Agreement, Employee will be an “at will” employee of the Company and this Agreement shall confer no rights to continuing employment.

7.
Notices
All notices, consents, and other communications to, upon, and between the respective parties hereto shall be in writing and shall be deemed to have been given, delivered, or made when sent or mailed by registered or certified mail, postage prepaid, and return receipt requested and addressed to the Company at its principal office in Richmond, Virginia, and to the Employee at his residence as shown upon the employment records of the Company.
8.
Modification
No provision of this Agreement, including any provision of this Section, may be modified, deleted or amended in any manner except by an agreement in writing executed by the parties hereto.
9.
Benefit
All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and its successors and assigns and by the Employee and his personal representatives.
10.
Severability
In the event that any part of this Agreement shall be held to be unenforceable or invalid, the remaining parts shall nevertheless continue to be valid and enforceable as though the unenforceable or invalid portions were not a part hereof.
11.
Construction
This Agreement is executed and delivered in the Commonwealth of Virginia, without reference to that jurisdiction’s conflict of law provisions.  This Agreement supersedes all other agreements, whether oral or written, between the Employee and the Company, or any of its affiliated or parent companies, with respect to the terms of Employee’s employment by the Company or any of its affiliated or parent companies.  All such prior agreements are null and void.
12.
Headings
The headings provided herein are for convenience only and shall not affect the interpretation of this Agreement.
13.
Counterparts
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.
14.
Effective Date
This Agreement shall become effective as provided for in the first paragraph of this Agreement.
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

TransCommunity Financial Corporation	Employee
/s/ Troy A. Peery, Jr.	/s/ Bruce B. Nolte
Troy A. Peery, Jr., Chairman	Bruce B. Nolte